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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

          We have issued our report dated November 9, 2005 (except for Note Q, to which the date is November 21, 2005), accompanying the consolidated financial statements and schedule included in the Annual Report of J & J Snack Foods Corp. and Subsidiaries on Form 10-K for the year ended September 24, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of J & J Snack Food Corp. and Subsidiaries on Form S-8 (File No. 333-111292, effective December 18, 2003, File No. 333-94795, effective January 18, 2000, File No. 333-03833, effective May 16, 1996, File No. 33-87532, effective December 16, 1994 and File No. 33-50036, effective July 24, 1992).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
November 21, 2005